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                                      EXHIBIT (10)-8
                                      UNICOM CORPORATION AND
                                      COMMONWEALTH EDISON COMPANY
                                      FORM 10-K FILE NOS. 1-11375 AND 1-1839


APPENDIX A
GENERAL PROVISIONS REGARDING STOCK OPTION AWARDS
GRANTED UNDER THE UNICOM CORPORATION LONG TERM INCENTIVE PLAN

The purpose of these General Provisions Regarding Stock Option Awards Granted Under the Unicom Corporation Long Term Incentive Plan, effective July 10, 1997 and as amended from time to time (the "General Provisions") is to set forth certain provisions which shall be deemed a part of, and to govern, options to purchase shares of the Common Stock, without par value (the "Common Stock"), of Unicom Corporation, an Illinois corporation (the "Company"), granted by the Company under the provisions of the Unicom Corporation Long Term Incentive Plan (the "Plan"), unless otherwise provided in the Option Agreement (as hereinafter defined) evidencing any such option or options.

1.   Form of Stock Option Grant.  Each such stock option ("Option") shall be in
     ---------------------------
writing (an "Option Agreement") and shall specify (i) the name of the recipient of the Option (the "Optionee"), (ii) the number of shares of Common Stock subject to such Option, and (iii) the terms applicable to the exercise of such Option, including the exercise price, any restrictions applicable to such exercise and the expiration date (the "Expiration Date") for such exercise.

2.   Time and Manner of Exercise.
     ----------------------------

     2.1.  Exercise of Option.
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           (a)  Except as otherwise provided herein, an Option shall become exercisable as described under the caption "When Exercisable" in the Option Agreement.

           (b) If an Optionee's employment by the Company terminates by reason of Retirement, death or Disability, then on the date of such Retirement, death or Disability, such Optionee's Option shall, notwithstanding Section 2.1(a) hereof, become exercisable as to all of the shares of Common Stock remaining subject to such Option and may (1) in the cases of Retirement or Disability, be exercised by such Optionee or his or her Legal Representative or Permitted Transferees, as the case may be, until the Expiration Date or (2) in the case of death, be exercised by such Optionee's Legal Representative or Permitted Transferees, as the case may be, until 11:59 p.m. (Chicago time) on the third anniversary of the date of death; provided, however, that in any case such exercisability is conditioned upon such Optionee's or his or her Legal Representative's or Permitted Transferees', as the case may be, continued "acceptable conduct," as determined by the Committee in its sole discretion.

                For purposes of the foregoing, "acceptable conduct" shall
mean,without limitation, refraining from engaging in activities which (i) are competitive to the business of the Company or its subsidiaries, (ii) promote or assist competitors of the Company or its subsidiaries, or (iii) reflect negatively on the Company, its subsidiaries or any of their directors, officers, employees or agents.
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          (c)  If an Optionee's employment is terminated by the Company for
Cause or by the Optionee (other than Retirement or for Good Reason following a Change in Control), such Optionee's Option shall expire on the effective date of such termination of employment and shall not thereafter be exercisable.

          (d) Except as provided in Section 4, hereof, if an Optionee's employment by the Company terminates for any reason other than Retirement, death, or Disability, or as specified in Section 2.1(c), such Optionee's Option shall be exercisable only to the extent it is exercisable on the effective date of such termination of employment and may thereafter be exercised by such Optionee or his or her Legal Representative until and including the earlier to occur of (i) the date which is three months after the effective date of such termination of employment and (ii) the Expiration Date.

     2.2. Method of Exercise.  Subject to the limitations set forth in the
          -------------------
Option Agreement and these General Provisions, an Option may be exercised by the
Optionee:

     (a) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) (1) in cash, (2) by delivery of previously owned whole shares of Common Stock (which such Optionee has held for at least six months prior to the delivery of such shares or which such Optionee purchased on the open market and for which such Optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value determined as of the date of exercise equal to the aggregate purchase price payable pursuant to such Option by reason of such exercise, (3) in cash by a broker-dealer acceptable to the Company to whom such Optionee has submitted an irrevocable notice of exercise or (4) a combination of
(1) and (2), and

     (b)  by executing such documents as the Company may reasonably request.

               The Company shall have sole discretion to disapprove of an election pursuant to any of subclauses (2) through (4) of clause (a) of this
Section 2.2. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Common Stock shall be delivered until the full purchase price therefore has been paid.

2.3.  Termination of Option.
      ----------------------

          (a) In no event may an Option be exercised after it terminates as set forth in this Section 2.3. An Option shall terminate, to the extent not exercised pursuant to Section 2.2 or earlier terminated pursuant to Section 2.1, on the Expiration Date stated in the Option Agreement.

          (b) In the event that rights to purchase all or a portion of the shares of Common Stock subject to an Option expire or are exercised, cancelled or forfeited, the Optionee shall, upon the Company's request, promptly return the related Option Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Optionee returns said Option Agreement. If the Optionee continues to have rights to purchase shares of Common Stock under said Option Agreement, the Company shall, within 10 days of the Optionee's delivery of said Option
Agreement to the Company, either (i) mark said Option Agreement to indicate the extent to which said Option has expired or been exercised, cancelled or
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forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to said Option Agreement in form and substance.

3.  Additional Terms and Conditions of Options.
    -------------------------------------------

    3.1.  Nontransferability of Options.  Except as may otherwise be permitted by the Plan or authorized in accordance with the terms of the Plan, an Option may not be transferred by the Optionee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures
approved by the Company.  Except to the extent permitted        by the foregoing
sentence, during the Optionee's lifetime such Optionee's Option is exercisable only by the Optionee or his or her Legal Representative. Except to the extent permitted by the foregoing, an Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt so to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of an Option, such Option and all rights thereunder shall immediately become null and void.

    3.2.  Withholding Taxes.
          ------------------

          (a) As a condition precedent to the delivery of shares of Common Stock upon exercise of an Option, the Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other with-holding taxes (the "Required Tax Payments") with respect to such exercise of such Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

          (b) The Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 3.2(a), (2) delivery to the Company of previously owned whole shares of Common Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with such Optionee's Option (the "Tax Date"), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to the Optionee upon exercise of such Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-
dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (2) through (5). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.
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          (c)   Unless the Committee otherwise determines, if an Optionee is subject to Section 16 of the Exchange Act, the following provisions shall apply to such Optionee's election to deliver to the Company whole shares of Common Stock or to authorize the Company to withhold whole shares of Common Stock purchasable upon exercise of such Optionee's Option in payment of all or a portion of such Optionee's tax liability in connection with such exercise:

                (1) Such Optionee may deliver to the Company previously owned whole shares of Common Stock in accordance with Section 3.2(b), if such delivery is in connection with the delivery of shares of Common Stock in payment of the exercise price of such Optionee's Option.

                (2) Such Optionee may authorize the Company to withhold whole shares of Common Stock purchasable upon exercise of such Optionee's Option in accordance with Section 3.2(b); provided that the following provisions shall apply to such election:


          (i) such election may apply only to such Option or any or all other options held by such Optionee, shall be filed with the Secretary at least six months prior to the exercise date of such Option and may not take effect during the six-month period beginning on the Grant Date (as specified in the Option Agreement) of such Option (other than in the event of such Optionee's death) or

          (ii) such election (A) shall be subject to approval by the Committee,
(B) may not take effect during the six-month period beginning on the Grant Date (as specified in the Option Agreement) of such Option (other than in the event of such Optionee's death), (C) must be filed with the Secretary during (or must be filed with the Secretary in advance of, but take effect during) the ten business day period beginning on the third business day following the date of release of the Company's quarterly or annual summary statements of sales and earnings and (D) the exercise of such Option must occur during such ten business day period.


          Unless the Committee otherwise determines, any election pursuant to clause (i) may be revoked or changed only if such revocation or change is made at least six months prior to the exercise of the Option. Any election made pursuant to clause (ii) may be revoked or changed prior to the exercise of the Option during the ten business day period.

     3.3. Adjustment.  The number and class of securities subject to an
          ----------
Option and the purchase price per security shall be subject to adjustment as provided in Section 4.2 of the Plan. If any such adjustment would result in a fractional security being subject to such Option, the Company shall pay the Optionee, in connection with the first exercise of such Option, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price per share of such Option. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

     3.4. Compliance with Applicable Law.  Each Option is subject to the
          -------------------------------
condition that if the listing, registration or qualification of the shares subject to such Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, such Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

     3.5. Delivery of Certificates.  Upon the exercise of an Option, in
          -------------------------
whole or in part, the Company shall credit to a book-entry or other electronic account maintained for the Optionee, or deliver or cause to be delivered one or more certificates representing, the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 3.2.

     3.6. Rights as a Stockholder.  An Optionee shall not be entitled to
          ------------------------
any privileges of ownership with respect to shares of Common Stock subject to an Option unless and until purchased and credited to an account maintained for such Optionee or delivered to such Optionee upon the exercise of such Option, in whole or in part, and such Optionee becomes a stockholder of record with respect to such shares; and such Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and credited or delivered.

     3.7. Company to Reserve Shares.  The Company shall at all times prior
          --------------------------
to the expiration or termination of an Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, the full number of shares subject to such Option from time to time.

     3.8. Agreement Subject to the Plan.  Each Option Agreement, and the
          ------------------------------
Option thereby granted, are subject to the provisions of the Plan, including, without limitation, Sections 5.1 and 13.2 of the Plan, and shall be interpreted in accordance therewith.

4.   Change in Control.
     ------------------

     (a) Notwithstanding any provision hereof, of the Plan or any Option Agreement to the contrary, if within 24 months following a Change in Control, an Optionee's employment is terminated (i) by the Company other than for Cause, or
(ii) by the Optionee for Good Reason, outstanding Options which were granted on or after July 22, 1998 shall immediately become fully exercisable; provided however, that a termination of employment with the Company or a subsidiary thereof and immediate reemployment by an entity which purchases or otherwise acquired Company assets shall not be a termination of employment within the meaning of this Section 4(a). Outstanding Options which were granted prior to July 22, 1998 shall become fully exercisable upon a Change in Control without regard to whether the Optionee has had a termination of employment.

     (b)  "Change in Control" shall mean:

          (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or
(ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding

Company Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
(iii) of sub-section (3) of this Section 4(b); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Company Common Stock or 20% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities (other than pursuant to any dividend reinvestment plan or arrangement maintained by the Company) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

          (2) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election con-test, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

          (3) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or in-directly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and
(iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (4) the approval by the shareholders of a plan of complete liquidation or dissolution of the Company, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all of the assets of Commonwealth Edison by the Company or any affiliate thereof.

5.  Miscellaneous Provisions.
    -------------------------

    5.1.  Meaning of Certain Terms.
          -------------------------

          (a) As used herein, employment by the Company shall include employment by a corporation which is a "subsidiary corporation" of the Company, as such term is defined in section 424 of the Code. References in these General Provisions to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

          (b) As used herein, the terms defined elsewhere in these General Provisions shall have the respective specified meanings and the following terms shall have the following respective meanings:

                   "Cause" means:
          (a) the Optionee's willful commission of acts or omissions which have, have had, or are likely to have a material adverse effect on the business, operations, financial condition or reputation of the Company or any of its affiliates;

          (b) the Optionee's conviction (including a plea of guilty or nolo contendre) of a felony or any crime of fraud, theft, dishonesty or moral turpitude; or,

          (c) the Optionee's material violation of any statutory or common law duty of loyalty to the Company or any of its affiliates.

                  "Committee" shall have the meaning specified in the Plan.

                  "Disability" shall have the meaning specified in any Long Term disability plan or arrangement maintained by the Company or, if no such plan or arrangement is then in effect, as determined by the Committee.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Fair Market Value" means the closing transaction price of a share of Common Stock, as reported on the New York Stock Exchange Composite Transactions on the date of exercise or, if there shall be no reported transaction for such date, on the next preceding date for which a transaction was reported.

                  "Good Reason" means the occurrence of any of the following:

                    (a) the failure to maintain the Optionee in the office or position, or in a substantially equivalent office or position, held by the Optionee immediately prior to Change in Control;

                    (b) a material adverse alteration in the nature or scope of the Optionee's position, duties, functions, responsibilities or authority;


                    (c) a material reduction of the Optionee's salary, incentive compensation or benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives of the Company and its subsidiaries of any successor entity;

                    (d) a determination by the Optionee, made in good faith, that, as a result of Change in Control, the Optionee is substantially unable to perform, or that there has been a material reduction in, any of the Optionee's duties, functions, responsibility or authority.

                    (e) the failure of any successor to the Company to assume any agreement or arrangement made with respect to an Optionee which provides benefits in the event of a Change in Control, or a material breach of any such agreement or arrangement by the Company or its successor;

                    (f) a relocation of more than 50 miles of (i) the Optionee's workplace, or (ii) the principal offices of the Company (if such offices are the Optionee's workplace), in each case without consent of the Optionee; or

                    (g) a requirement of at least 20% more business travel than was required of the Optionee prior to Change in Control.

          "Legal Representative" shall include an executor, administrator, legal representative, guardian or similar person.

          "Permitted Transferee" shall include any transferee (i) pursuant to a transfer permitted under Section 13.5 of the Plan and Section 3.1 of these General Provisions or (ii) designated pursuant to beneficiary designation procedures approved by the Company.

          "Retirement" shall mean retirement from the employment of the Company (as defined in Section 5.1(a) hereof) on or after attaining the minimum age specified for early or normal retirement in any then effective retirement policy of the Company, after a minimum of ten years employment with the Company.

     5.2.  Successors.  These General Provisions shall be binding upon and
           -----------
inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of an Optionee, acquire any rights under such Optionee's Option Agreement in accordance with such Option Agreement, these General Provisions or the Plan.

     5.3.  Notices.  All notices, requests or other communications provided
          --------
for in an Option Agreement shall be made, if to the Company, to Unicom Corporation, 10 South Dearborn Street - 37th Floor, P.O. Box A-3005, Chicago, Illinois 60690-3005, Attention: Secretary, and if to the Optionee under such Option Agreement, to the address for such Optionee set forth in the records of the Company. All notices, requests or other communications provided for in an Option Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile transmission with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if sent by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

          5.4.  Governing Law.  Each Option Agreement (including these General
                --------------
Provisions) and all determinations made and actions taken pursuant thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to principles of conflicts of laws.